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STEPHEN G. HANKS
PRESIDENT AND CHIEF EXECUTIVE OFFICER



November 15, 2001


VIA FACSIMILE

Dennis R. Washington
47015 West Eldorado
Indian Wells, CA 92210

Re:      Terms and Conditions of Continued Service to
         Washington Group International, Inc. and Consideration Therefor

Dear Dennis:

         This letter sets forth Washington Group International, Inc.'s (the "Company") understanding of the agreement between you and the Company with respect to the terms and conditions of your continued service to the Company and the consideration therefor.

         You agree to serve as Chairman of the board of directors of the Company (the "Board"), without cash compensation, through the remainder of the pendency of the Chapter 11 proceedings and at least until the second anniversary of the Effective Date. The "Effective Date" is that business day on which all of the conditions to the consummation of the Second Amended Joint Plan of Reorganization of Washington Group International, Inc., ET AL., as modified (the "Plan"), have been satisfied or waived as provided in the Plan.

         In addition, at least until the second anniversary of the Effective Date, you agree to use reasonable efforts to use your name, reputation, influence, connections and expertise to assist the Company in (a) retaining existing business, (b) acquiring new business, (c) obtaining sufficient bonding capacity for projects to be undertaken by the Company, and (d) establishing and/or maintaining strategic and/or operating relationships with customers and joint venture partners, and to respond to reasonable requests by the Board to participate in meetings, negotiations or other events where the Board believes your participation will be beneficial to the Company relating to the foregoing. While you are Chairman, you shall not (i) usurp any corporate opportunity of the Company, (ii) work for or promote the interests of any competitor of the Company, or (iii) disparage the Company's name or operations. Although you regularly will participate in meetings and other activities of the Board, you are not required to maintain an office or a presence at the Company.


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Dennis R. Washington
November 15, 2001
Page 2


         You also agree that, prior to the second anniversary of the Effective Date, (1) subject to the provisions below, you will take no action to terminate the Non-Exclusive License Agreement, dated August 1, 2000, between Washington Corporations and the Company with respect to the "W" mark (the "Trademark"), and
(2) you will take no other action that is inconsistent with the continued use of the Washington name and Washington logo by the Company in connection with its business and services.

         In consideration for such services and agreements, pursuant to the Company's 2001 Equity and Performance Incentive Plan (the "Option Plan"), the Company will grant to you the Tranche A Washington Options, the Tranche B Washington Options and the Tranche C Washington Options (collectively, the "Options") in accordance with the provisions set forth in the Option Plan. The Options will be non-transferable other than by will or the laws of descent and distribution.

         Upon a Change in Control (as defined in the Option Plan), or your removal from the Board other than for cause, death or disability, all Options shall vest and be exercisable immediately (and shall be exercisable for their full term) and WGI's license to use the Trademark shall terminate. Upon your removal for cause, death or disability, or if you leave the Company voluntarily, the Washington Options vested before such event shall remain exercisable for their full terms, all Washington Options not vested before such event shall immediately expire, and you may terminate WGI's license to use the Trademark; provided, however, that no such termination shall be effective prior to one year from the Effective Date. "Removal for cause" shall mean removal as a result of any of the following: (1) your willful and continued failure to perform your duties under this Agreement (except due to your incapacity due to physical or mental illness) after a written demand is delivered to you by the Board specifically identifying the manner in which the Board believes that you have failed to perform your duties, (2) your willful engagement in conduct materially injurious to the Company, (3) your taking any action prohibited in the third paragraph of this Agreement or (4) your conviction for any felony including moral turpitude. For purposes of clauses (1) and (2) of this definition, no act, or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interests of Company.

         All Tranche A Washington Options shall expire on the fifth anniversary of the Effective Date. All Tranche B and C Washington Options shall expire on the fourth anniversary of the Effective Date.

         In addition, the Company agrees to continue other existing arrangements with you, including reimbursement of private aircraft use.


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Dennis R. Washington
November 15, 2001
Page 3


         Further, the Company agrees that its Certificate of Incorporation and Bylaws, as of the Effective Date, will explicitly permit your accumulation of up to 40% of the fully diluted shares of the Company in open market or privately negotiated transactions, including the exercise of Options, and approval of such provisions in the Certificate of Incorporation and the Bylaws and the approval of the terms of this letter agreement shall constitute the approval by the Board contemplated by Section 203(a)(1) of the Delaware General Corporation Law. The Company further agrees to take no action (1) to amend or repeal such provisions,
(2) to adopt any provision inconsistent with such provisions, or (3) otherwise inconsistent with such provisions.

         Finally, the Company and you agree that this letter agreement is subject to confirmation by the Bankruptcy Court of a plan of reorganization for the Company not inconsistent with the terms set forth herein.

         If the foregoing correctly sets forth our agreement with respect to the subject matter of this letter, please evidence your agreement hereto by executing a copy of this letter below and returning it to the Company.

                                    Sincerely,

                                    WASHINGTON GROUP INTERNATIONAL, INC.




                                    ------------------------------
                                    Stephen G. Hanks
                                    Chief Executive Officer and President


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Dennis R. Washington
November 15, 2001
Page 4





ACCEPTED AND AGREED TO as of November 15, 2001.


------------------------
Dennis R. Washington



cc:      Richard D. Parry
         Robert Dean Avery